Exhibit 99.1

FOR IMMEDIATE RELEASE
February 13, 2007

LIBERTY MEDIA AND CBS CORPORATION AGREE
TO EXCHANGE CBS SHARES HELD BY LIBERTY

Liberty to exchange stake for WFRV-TV Green Bay and cash

Englewood, CO and New York, NY - Liberty Media Corporation (NASDAQ: LINTA, LCAPA) (“Liberty”) and CBS Corporation (NYSE: CBS.A and CBS) (“CBS”) announced today that they have entered into a definitive agreement whereby Liberty will exchange its 7,591,249 CBS common shares for a newly created corporate subsidiary of CBS which holds CBS’ Green Bay owned television station, valued at $64 million, and approximately $170 million cash in a tax-free split-off. The price at which Liberty will exchange its CBS shares will be based upon the average trading price of CBS Class B shares during a specified period prior to the closing.

“This transaction represents another step in our transformation of Liberty into a focused operating company.  We are continuing to convert passive investments into operating businesses,” commented Liberty Senior Vice President and Treasurer David Flowers. “We are impressed by the success achieved by the long-standing management team in Green Bay and look forward to welcoming them to the Liberty family.”

The transaction, unanimously approved by the boards of CBS Corporation and Liberty Media Corporation, is expected to be completed in the second quarter of 2007, and is subject to FCC approval and other customary closing conditions.

About Liberty Media Corporation

Liberty Media Corporation is a holding company that owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to two tracking stock groups: the Liberty Interactive group, which includes Liberty’s interests in QVC, Provide Commerce, IAC/InterActiveCorp and Expedia, and the Liberty Capital group, which includes all of Liberty’s assets that are not attributed to the Liberty Interactive group, including Liberty’s interests in Starz Entertainment and News Corporation.

About CBS Corporation

CBS Corporation is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW — a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime and CSTV Networks), local television (CBS Television Stations), television production and syndication (CBS Paramount Network Television and CBS Television Distribution Group), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), digital media (CBS Interactive and CSTV Networks) and consumer products (CBS Consumer Products). For more information, log on to www.cbscorporation.com.

CONTACT:

John Orr
Liberty Media Corporation
(720) 875-5622

Dana McClintock
CBS Corporation
(212) 975-1077